Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

DSS GROUP, INC.

Page
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	II-2
Consolidated Balance Sheets as of December 27, 2013 (Successor) and December 28, 2012 (Predecessor)	II-4

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the Period From June 29, 2013 to December 27, 2013 (Successor) and the Period From December 29, 2012 to August 30, 2013, and the Years Ended December 28, 2012 and December 30, 2011 (Predecessor)

II-5

Consolidated Statements of Changes in Equity (Deficit) for the Period From June 29, 2013 to December 27, 2013 (Successor) and the Period From December 29, 2012 to August 30, 2013, and the Years Ended December 28, 2012 and December 30, 2011 (Predecessor)

II-6

Consolidated Statements of Cash Flows for the Period From June 29, 2013 to December 27, 2013 (Successor) and the Period From December 29, 2012 to August 30, 2013, and the Years Ended December 28, 2012 and December 30, 2011 (Predecessor)

II-7
Notes to Consolidated Financial Statements	II-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

DSS Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income (loss) and comprehensive income (loss), of changes in equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DSS Group, Inc. and its subsidiaries (Successor Company) at December 27, 2013 and the results of their operations and their cash flows for the period from June 29, 2013 to December 27, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

August 29, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

DSS Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income (loss) and comprehensive income (loss), of changes in equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DSS Group, Inc. and its subsidiaries (Predecessor Company) at December 28, 2012 and the results of their operations and their cash flows for the period from December 29, 2012 to August 30, 2013, and for each of the two years in the period ended December 28, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

August 29, 2014

DSS Group, Inc.

Consolidated Balance Sheets as of December 27, 2013 and December 28, 2012

(in thousands of dollars, except share data)	Successor	Predecessor
	December 27, 2013	December 28, 2012
Assets
Current assets
Cash and cash equivalents	$34,307	$35,524
Restricted cash	—	3,500
Trade accounts receivable, net of allowance for doubtful accounts of $4,513 and $5,538, respectively	97,179	92,022
Inventories	36,279	36,962
Prepaid and other current assets	11,401	9,641
Income tax receivable	1,608	227
Deferred tax assets	26,127	5,632

Total current assets	206,901	183,508
Property, plant and equipment, net	428,036	329,929
Intangibles, net	365,870	54,049
Goodwill	198,849	39,851
Other assets	5,180	4,872
Deferred financing costs, net	28,855	11,140

Total assets	$1,233,691	$623,349

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$3,211	$6,462
Accounts payable	31,172	36,693
Accrued expenses and other current liabilities	63,274	54,160
Current portion of insurance reserves	14,059	12,124
Customer deposits	32,408	35,553

Total current liabilities	144,124	144,992
Long-term debt, less current portion, less discounts	655,025	451,720
Insurance reserves, less current portion	16,401	18,968
Other long-term liabilities	3,032	4,931
Deferred tax liabilities	165,052	9,964

Total liabilities	983,634	630,575

Commitments and contingencies (Note 12)
Preferred stock; $0.01 par value; 1,000,000 authorized shares as of December 27, 2013 and 4,137,846 authorized shares as of December 28, 2012; 0 shares issued and outstanding as of December 27, 2013 and 4,137,846 shares issued and outstanding as of December 28, 2012	—	432,641
Shareholders’ equity (deficit)
Common stock; $0.01 par value; 4,000,000 authorized shares; 2,606,980 shares issued and outstanding as of December 27, 2013 and 3,385,510 shares issued and outstanding as of December 28, 2012	26	34
Additional paid in capital common stock	260,672	40,787
Accumulated other comprehensive income (loss)	281	(1,895)
Retained deficit	(10,922)	(478,793)

Total shareholders’ equity (deficit)	250,057	(439,867)

Total liabilities, preferred stock and shareholders’ equity (deficit)	$1,233,691	$623,349

The accompanying notes are an integral part of these consolidated financial statements.

DSS Group, Inc.

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the Period From June 29, 2013

to December 27, 2013 (Successor) and the Period From December 29, 2012 to August 30, 2013, and the Years

Ended December 28, 2012 and December 30, 2011 (Predecessor)

	Successor	Predecessor
(in thousands of dollars, except share data)	Period from June 29, 2013 to December 27, 2013	Period from December 29, 2012 to August 30, 2013	Year Ended December 28, 2012	Year Ended December 30, 2011
Net product sales	$265,403	$562,145	$799,968	$678,886
Net rental income	32,834	65,214	94,583	86,337

Net revenue	298,237	627,359	894,551	765,223
Cost of products sold	114,865	233,450	349,694	292,301
Cost of rentals	4,027	7,758	8,471	5,845

Cost of revenue	118,892	241,208	358,165	298,146

Gross profit	179,345	386,151	536,386	467,077
Selling, general and administrative	164,694	352,235	472,698	410,897
Amortization of intangible assets	6,781	6,154	9,448	5,959

Operating income	7,870	27,762	54,240	50,221

Other (expense) income
Interest expense	(25,515)	(67,199)	(89,353)	(76,542)
Other, net	(94)	(121)	(6,994)	1,591

Other expenses	(25,609)	(67,320)	(96,347)	(74,951)

(Loss) before income taxes	(17,739)	(39,558)	(42,107)	(24,730)
Income tax (benefit)	(6,817)	(1,025)	(1,422)	(9,829)

Net (loss)	(10,922)	(38,533)	(40,685)	(14,901)
Less: Cumulative dividend on Preferred Stock	0	43,680	44,982	0

Net loss attributable to common shareholders	$(10,922)	$(82,213)	$(85,613)	$(14,901)

Net (loss)	$(10,922)	$(38,533)	$(40,685)	$(14,901)
Other comprehensive (loss) income, net of tax
Change in periodic pension and other postretirement costs, net of tax expense (benefit) of $180, $449, ($103) and ($709)	281	711	(243)	(1,092)

Comprehensive (loss)	$(10,641)	$(37,822)	$(40,928)	$(15,993)

The accompanying notes are an integral part of these consolidated financial statements.

DSS Group, Inc.,

Consolidated Statements of Changes in Equity (Deficit) for the

Period From June 29, 2013 to December 27, 2013 (Successor) and for the Period From December 29, 2012 to

August 30, 2013, and the Years Ended December 28, 2012 and December 30, 2011 (Predecessor)

(in thousands of dollars, except share data)	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount
Predecessor
Balances at December 31, 2010	3,385,510	$34	$36,523	$(560)	$(423,207)	$247	$(386,963)
Stock option compensation expense (Note 17)	—	—	1,876	—	—	—	1,876
Change in periodic pension and other postretirement costs (Note 15)	—	—	—	(1,092)	—	—	(1,092)
Purchase of noncontrolling interest in Polycycle Solutions, LLC	—	—	444	—	—	(247)	197
Net income	—	—	—	—	(14,901)	—	(14,901)

Balances at December 30, 2011	3,385,510	34	38,843	(1,652)	(438,108)	—	(400,883)
Stock option compensation expense (Note 17)	—	—	1,558	—	—	—	1,558
Change in periodic pension and other postretirement costs (Note 15)	—	—	—	(243)	—	—	(243)
Equity contribution	—	—	386	—	—	—	386
Net loss	—	—	—	—	(40,685)	—	(40,685)

Balances at December 28, 2012	3,385,510	34	40,787	(1,895)	(478,793)	—	(439,867)
Stock option compensation expense (Note 17)	—	—	2,400	—	—	—	2,400
Change in periodic pension and other postretirement costs (Note 15)	—	—	—	711	—	—	711
Net loss	—	—	—	—	(38,533)	—	(38,533)

Balances at August 30, 2013	3,385,510	$34	$43,187	$(1,184)	$(517,326)	$—	$(475,289)

Successor
Balances at June 29, 2013	—	$—	$—	$—	$—	$—	$—
Capital contribution	2,606,980	26	260,672	—	—	—	260,698
Change in periodic pension and other postretirement costs (Note 15)	—	—	—	281	—	—	281
Net loss	—	—	—	—	(10,922)	—	(10,922)

Balances at December 27, 2013	2,606,980	$26	$260,672	$281	$(10,922)	$—	$250,057

The accompanying notes are an integral part of these consolidated financial statements.

DSS Group, Inc.

Consolidated Statements of Cash Flows for the Period From June 29, 2013 to December 27, 2013 (Successor) and

the Period From December 29, 2012 to August 30, 2013, and the Years Ended December 28, 2012 and

December 30, 2011 (Predecessor)

	Successor	Predecessor
(in thousands of dollars)	Period from June 29, 2013 to December 27, 2013	Period from December 29, 2012 to August 30, 2013	Year Ended December 28, 2012	Year Ended December 30, 2011
Cash flows from operating activities
Net (loss)	$(10,922)	$(38,533)	$(40,685)	$(14,901)
Adjustments to reconcile net (loss) to net cash provided by operating activities
Depreciation and amortization of property, plant and equipment	29,437	44,299	61,688	57,320
Amortization of intangibles	6,781	6,154	9,448	5,959
Amortization of debt discount and deferred financing costs	2,578	3,389	5,290	3,347
Mark-to-market of derivative investments	—	50	(275)	(3,910)
Loss on disposal of assets	1,212	3,341	2,779	1,472
Loss on extinguishment of debt	—	26,580	987	—
Paid in-kind (PIK) non-cash interest expense	—	2,844	37,133	55,221
Provision for bad debts (Note 2)	4,513	38	111	(1,718)
Non-cash stock compensation expense	—	2,400	1,558	1,876
Deferred income taxes	(7,057)	(406)	(2,123)	(10,031)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	2,101	(11,884)	(7,741)	(3,734)
Inventories	1,006	(245)	(5,578)	(6,319)
Prepaid and other current assets	1,497	(610)	(244)	1,514
Other assets	371	(730)	441	1,177
Accounts payable	(4,382)	952	5,487	(105)
Accrued expenses and other current liabilities	11,198	2,040	15,223	(6,122)
Insurance reserves	1,251	(1,883)	103	(4,891)
Income tax receivable	567	(1,948)	1,688	5,698
Customer deposits	(734)	(2,412)	1,770	172
Other liabilities	(704)	(1,216)	(1,524)	562

Net cash provided by operating activities	38,713	32,220	85,536	82,587

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	111	404	674	486
Purchases of property, plant and equipment	(17,684)	(56,172)	(71,819)	(50,180)
Purchase of business, net of $6,459 cash acquired (Note 4)	(874,007)	—	—	—
Purchase of businesses and other intangibles (Note 5)	(300)	(4,848)	(74,043)	(15,118)
Change in restricted cash	—	3,500	23,357	(26,857)

Net cash used in investing activities	(891,880)	(57,116)	(121,831)	(91,669)

Cash flows from financing activities
Repayments of long-term debt and capital leases	(16)	(4,169)	(462,975)	(1,997)
Borrowings of long-term debt	657,480	—	465,000	—
Preferred stock issuance	—	—	41	—
Equity contribution	260,698	—	—	—
Debt issuance costs	(30,688)	—	(23,148)	—

Net cash provided by (used in) financing activities	887,474	(4,169)	(21,082)	(1,997)

Net increase (decrease) in cash and cash equivalents	34,307	(29,065)	(57,377)	(11,079)
Cash and cash equivalents
Beginning of period	—	35,524	92,901	103,980

End of period	$34,307	$6,459	$35,524	$92,901

Supplemental disclosure of cash flow information (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

DSS Group, Inc.

Notes to Consolidated Financial Statements

(in thousands of dollars, except share data)

1.	Business Organization and Basis of Presentation

Business Organization

Successor

On August 30, 2013, DSS Group, Inc., a Delaware corporation (individually and, where appropriate in the context, collectively with its consolidated subsidiaries, the “Company”) was acquired by Crestview DSW Investors, L.P. (“Parent”), a Delaware limited partnership and affiliate of Crestview Partners II GP, L.P. and certain co-investors, including GCM Grosvenor NPS, L.P., affiliates of StepStone LLC and various other co-investors (collectively with Parent, the “DSSG Stockholders”), pursuant to that certain Agreement and Plan of Merger dated as of July 23, 2013 (the “Merger Agreement”), by and among Parent, Crestview DSW Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and wholly owned subsidiary of Parent, the Company, and DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), in a transaction hereinafter referred to as the “Merger.”

In connection with the Merger, Acquisition Sub merged with and into the Company, with the Company as the surviving corporation, and Crestview DS Merger Sub II, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquisition Sub, merged with and into DS Services of America, Inc., a Delaware corporation (“DSSA”), with DSSA as the surviving corporation (such Merger Sub and DSSA merger, the “Issuer Merger”). The Merger, the Issuer Merger, the related financings, the equity contributions and the payment of all costs related to these transactions are collectively referred to in this report as the “Transactions.” See Note—4 “Acquisition of Predecessor” for further information on the Transactions.

The Company owns all of the issued and outstanding shares of DS Services Holdings, Inc., a Delaware corporation (“DSSH”). DSSH owns all of the issued and outstanding shares of DSSA. The Company conducts its operations by and through DSSA. DSSA is the sole member of Crystal Springs of Alabama Holdings, LLC, a Delaware limited liability company (“CSAH”). CSAH holds a fifty percent interest in a joint venture referred to as the Crystal Springs of Alabama Joint Venture.

DSSA was the sole member of PolyCycle Solutions, LLC, a Delaware limited liability company (“PCS”). PCS was formed on May 1, 2009 as a joint venture between the Company and C.V. Plastics, LLC (“CV Plastics”). On November 17, 2011, the Company acquired all of CV Plastics’ interests in PCS. PCS merged into DSSA with DSSA as the surviving corporation effective December 28, 2013.

Effective March 1, 2014, (a) the Company’s corporate name was changed from “DSW Group, Inc.” to its current name of “DSS Group, Inc.”, (b) DSSH’s corporate name was changed from “DS Waters Enterprises, Inc.” to its current name of “DS Services Holdings, Inc.”, and (c) DSSA’s corporate name was changed from “DS Waters of America, Inc.” to its current name of “DS Services of America, Inc.”

Predecessor

Kelso & Company (“Kelso”), through its acquisition vehicle DSW Holdings, Inc., a Delaware corporation (“DSWH”), acquired DSSH and its direct and indirect subsidiaries on November 14, 2005. Kelso formed the Company on October 12, 2007 in connection with a restructuring wherein all of the common stock of DSWH was contributed to the Company by Kelso in exchange for all of the issued and outstanding shares of the Company.

In connection with a restructuring in 2012, DSWH was dissolved with the Company acquiring all of its rights and obligations and, in connection therewith, a majority interest in the Company was indirectly acquired by a group of noteholders under the Note Purchase Agreement dated as of October 24, 2007 (the “DSSG Group Note”), by and among the Company and such noteholders, led by Solar Capital, Magnetar Capital and GoldenTree Capital (the “Noteholders”). The Noteholders held their majority interest in the Company through their ownership of Seller.

Business

The Company operates its business primarily through its wholly owned operating subsidiary, DSSA. The Company is a national direct-to-consumer provider of bottled water, office coffee (“OCS”) and water filtration services. The Company offers a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 200 sales and distribution facilities and daily operation of over 2,100 routes. With one of the broadest distribution networks in the country, the Company reaches approximately 90 percent of U.S. households and efficiently services homes and national, regional and local offices.

The Company operates through two reportable segments—“Direct-to-Consumer Services” and “Retail Services.”

Revision of previously issued financial statements

The Company has revised the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) to present cumulative dividend on preferred stock and net loss attributable to common shareholders. Additionally, the Company has revised the disclosure of dividends earned but not yet declared or paid as of December 28, 2012 within Note 20, Preferred Stock from $43,680 to $44,928. The error is considered immaterial to the previously issued financial statements.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

In May 2009, the Company contributed $525 in cash and an outside investor contributed $150 in cash and property to PCS in exchange for the Company’s and such outside investor’s membership interests in PCS. In accordance with Accounting Standards Codification (“ASC”) 810-Consolidation, PCS’s assets and liabilities are consolidated with those of the Company and the outside investors’ interest is included in the Company’s Consolidated Financial Statements as a noncontrolling interest. As of December 31, 2010, the noncontrolling interest in PCS was equal to $247 and was included within the shareholders’ equity section of the Company’s Consolidated Balance Sheet. For the year ended December 31, 2010, the income attributable to the noncontrolling interest in PCS was $80 and was reflected in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). In February 2011, the Company contributed an additional $450 in cash and the outside investor contributed an additional $150 in cash to PCS. In November 2011, the Company purchased the outside investor’s noncontrolling interest in PCS for $1. Prior to the purchase, the noncontrolling interest was $294. As a result of the purchase, Additional Paid in Capital increased by $444 which represented the outside investor’s initial contribution of $150, the outside investor’s 2011 contribution of $150, and the $144 cumulative noncontrolling interest in PCS’s earnings.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, receivable valuations, inventory valuations of obsolete inventories, the useful lives of long-lived assets including property, equipment and intangible assets, annual goodwill impairment assessment, income taxes and contingencies. Actual results could differ from those estimates.

Fiscal Periods

The Company’s fiscal year ends on the Friday nearest the calendar year unless such Friday falls after such calendar period end, in which case the fiscal year end is the calendar year end. Unless otherwise stated, references to years in this Annual Report relate to fiscal years, not calendar years. For purposes of this financial report, (a) “Successor 2013” refers to the period beginning June 29, 2013 through and including December 27, 2013, (b) “Predecessor 2013” refers to the period beginning December 29, 2012 through and including August 30, 2013, (c) “Predecessor 2012” refers to the Company’s fiscal year ending as of December 28, 2012, and (d) “Predecessor 2011” refers to the Company’s fiscal year ending as of December 30, 2011. Merger Sub was legally formed on July 23, 2013. Prior to the incorporation of Merger Sub, the Company incurred costs on Merger Sub’s behalf beginning on June 29, 2013. Prior to the Merger, such costs as reflected on the Successor 2013 Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows consist solely of Merger-related costs.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company routinely has deposits at its financial institutions that substantially exceed federal depository insurance coverage of $250. The Company believes that maintaining the deposits at large, reputable regional or national banks mitigates any risks associated with these excess deposits.

Restricted Cash

As of December 28, 2012, the Company had short-term restricted cash of $3,500 included in restricted cash as set forth on the Company’s Consolidated Balance Sheet, which restricted cash collateralized the Company’s insurance reserve. As of December 27, 2013, the Company had no restricted cash.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary investments with high quality financial institutions. The Company serves customers located throughout the United States with no significant concentration in any one region. No one customer accounted for more than ten percent of revenue. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable risk is limited.

Trade Accounts Receivable

Accounts receivable consist of amounts owed to the Company by customers. The Company performs periodic credit evaluations of the financial condition of its customers, monitors collections and payments from customers, and generally does not require collateral. Accounts receivable are generally due within thirty to sixty days. The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company reserves for an account when it is considered to be potentially uncollectible. The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of its customers. To date, losses have been within the range of management’s expectations. If the estimated allowance for doubtful accounts subsequently proves to be insufficient, additional allowances may be required. The Company writes off accounts receivable once it is determined that the account is uncollectible.

The Company’s allowance for doubtful accounts activity consists of the following:

Period Ended:	Balance at Beginning of Period	Provision	Write-offs, net of recoveries	Balance at End of Period
Predecessor
December 30, 2011	$(7,145)	(16,102)	17,820	$(5,427)
December 29, 2012	$(5,427)	(18,925)	18,814	$(5,538)
August 30, 2013	$(5,538)	(8,507)	8,469	$(5,576)

Successor
December 27, 2013	$—	(4,513)	—	$(4,513)

Inventories

Inventories consist principally of raw materials, water products, water dispensers, coffee and tea products, breakroom supplies, and other products for resale, and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company records provisions, as appropriate, to write-down obsolete or unusable inventory to estimated net realizable value. The process for evaluating obsolete or unusable inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventories will be able to be sold in the normal course of business.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which ranges from five to ten years for leasehold improvements, thirty years for buildings, three to ten years for machinery and equipment, three to ten years for vehicles, office furniture and other, three years for returnable bottles and three to ten years for customer equipment. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the assets. Depreciation and amortization are recorded as a component of cost of revenue or as a component of Selling, general and administrative (“SG&A”) in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). The cost of maintenance and repairs are charged to operations as incurred and major renewals and betterments are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are relieved from the accounts and any resulting gain or loss is reflected in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) during the period of disposition.

Impairment of Long-Lived Assets

The Company assesses potential impairments of its long-lived assets including definite-lived intangibles in accordance with the provisions of ASC 360—Property, Plant, and Equipment. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; significant negative industry or economic trends. The recoverability is assessed by comparing the carrying value of the assets group to the undiscounted cash flows expected to be generated by these assets. Impairment losses are measured as the amount by which the carrying values of the primary assets exceed their fair values. For the periods covered in the Consolidated Financial Statements, the Company has not recognized an impairment charge related to the write-down of long-lived assets.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of the assets acquired less liabilities assumed in connection with such acquisition. In accordance with the provisions of ASC 350—Intangibles—Goodwill and Other, goodwill and intangible assets with indefinite useful lives acquired in an acquisition are not amortized, but instead tested for impairment at least annually or more frequently should an event occur or circumstances indicate that the carrying amount may be impaired. Such events or circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Goodwill impairment testing is performed at the reporting unit level, which for the Company is at the Direct-to-Consumer and Retail Services segment levels, on December 1st of each fiscal year.

Goodwill impairment testing is a two-step test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The fair value of each reporting unit is estimated using a combination of market earnings multiples and discounted cash flow methodologies. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth of the business, the useful life over which cash flows will occur and determination of the weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Intangible assets with indefinite useful lives are not amortized but tested annually on December 1st of each fiscal year for impairment or more often if events or circumstances arise that would constitute a triggering event. Indefinite useful lives are reassessed annually. The Company’s primary intangible assets with indefinite useful lives are its trademarks. The valuation of such trademarks was derived from an income approach by which the relief from royalty method was applied valuing the savings as cash flow. The relief from royalty method requires assumptions to be made concerning forecasted net sales, a discount rate and a royalty rate. The underlying concept of the relief from a royalty method is that the value of trademarks can be estimated by determining the cost savings the Company achieves by not having to license the trademarks. Changes in projections or estimates, a deterioration of operating results and the related cash flow effect or a significant increase in the discount rate or decrease in the royalty rate could decrease the estimated fair value and result in impairments.

Intangible assets with definite useful lives are amortized using the straight-line method, which the Company believes is the most appropriate, over the estimated period of benefit from five to twelve years. Definite useful lives are reassessed annually.

Customer Deposits

The Company generally collects deposits on three- and five-gallon bottles used by its customers. Such deposits are refunded only after customers return such bottles in satisfactory condition. The associated bottle deposit liability is estimated based on the number of water customers, average consumption and return rates and bottle deposit market rates. The Company analyzes these assumptions and adjusts as necessary.

Insurance Accruals

It is the Company’s policy to retain a portion of expected losses related to workers’ compensation, general, product, casualty, and property and vehicle liability through retentions or deductibles under its insurance programs. Provisions for losses expected under these programs are recorded based on estimates of the undiscounted aggregate liabilities for claims incurred.

Deferred Financing Costs

Deferred financing costs are amortized using the effective interest rate method over the term of the related debt, except for the deferred charges in connection with revolving credit facilities which are amortized on a straight-line basis. Amortization of deferred financing costs is included in Interest expense on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and was $1,833, $2,050, $3,402 and $3,348 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Amortization of debt discounts is also included in Interest expense and was $745, $1,339, $1,888 and $0 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments in accordance with the Fair Value Measurements and Disclosures Topic of the ASC. Fair value is the price to hypothetically sell an asset or transfer a liability in an orderly manner in the principal market for that asset or liability. This topic provides a hierarchy that gives highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities. This topic requires that financial assets and liabilities be classified into one of the following three categories:

Level 1	Quoted prices are available in active markets for identical assets or liabilities;

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

Level 3	Unobservable pricing inputs in which little or no market activity exists, therefore, requiring an entity to develop its own assumptions about what market participants would use in pricing an asset or liability.

The Company’s cash, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value because of the short-term maturity of these instruments. The Company’s cash equivalents are classified as Level 1 within the fair value hierarchy. The Company’s short-term borrowings and long term debt are classified as Level 2 within the fair value hierarchy and are valued based on similar publicly-traded debt securities. See Note 11—“Long-Term Debt” for additional discussion. The Company’s pension plan assets are classified as Level 2 within the fair value hierarchy for Successor 2013 and are based off significant observable inputs. The Company’s pension plan assets are classified as Level 1 and Level 3 within the fair value hierarchy for Predecessor 2012 and are valued at costs that reflect quoted market prices and unobservable pricing inputs, respectively. See Note 15—“Defined Benefit Pension Plan, Multiemployer Plans and Post-Retirement Medical Benefits”. The Company’s interest rate swaps approximate fair value because of their variable interest rates. The Company’s derivatives are measured at fair value using significant other observable inputs and are classified as Level 2. See Note 13—“Financial Instruments and Risk Management” for additional discussion.

Revenue Recognition

The Company recognizes revenues from product sales when persuasive evidence of an arrangement exists, title transfers to the customer, the sales price charged is fixed or determinable and collection is reasonably assured; these items occur when goods are delivered to customers. Sales returns are nominal.

The Company recognizes rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related rental agreements, which are generally measured based on 28-day periods. Amounts billed to customers for rental in future periods are deferred and included in Accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Total equipment rental revenues for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 were $32,834, $65,214, $94,583 and $86,337, respectively. These amounts consist of water dispenser and brewed beverage equipment rental income of $25,474, $51,296, $75,933 and $73,990, as well as filtration equipment rental income of $7,360, $13,918, $18,650 and $12,347 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Total filtration income consists of filtration equipment rental income, as noted above, as well as filtration other income of $532, $880, $931 and $356, for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Total bottle deposit forfeitures income for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 were $3,402, $7,050, $5,240 and $5,500, respectively.

Rebates

The Company accounts for discounts, rebates, bill-backs and similar arrangements with its customers as components of Net revenue set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and these items are recorded based upon estimates at the time products are sold. These estimates are based on the Company’s historical experience for similar programs and products. The Company reviews such rebates on an ongoing basis and amounts are adjusted, if necessary, as additional information becomes available. Rebates of $5,946, $13,385, $31,990 and $55,819 were deducted from Net revenue for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Handling and Distribution Costs

Handling costs are recognized as a component of Cost of revenue set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), and represent costs incurred to store, prepare and move products from production facilities to branch locations prior to delivery to end-user customers, distributors and distribution centers. Handling costs were $12,820, $28,944, $46,567 and $40,155 for the Company’s Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Distribution costs are recognized as a component of SG&A set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and consist of costs incurred to deliver products from branch locations to end-user customers or customers’ stores. Distribution costs were $85,599, $171,393, $241,561 and $218,134 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Advertising

The Company expenses advertising costs at the commencement of an advertising campaign. Advertising expense is recognized as a component of SG&A set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and was $5,523, $14,823, $19,070 and $15,663 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Stock Compensation

ASC 718—Stock Compensation requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. The Company previously adopted the stock compensation plan (the “Stock Option Plan”) which allowed the Company to grant nonqualified stock options to select employees, officers and directors. The Stock Option Plan was terminated in connection with the Merger. The Company estimated the fair value for each award under the Stock Option Plan as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award, the expected volatility of the Company’s stock price, the risk free rate, and the dividend yield of the Company’s stock. The Company recognizes the stock-based compensation expense using the graded vesting method over the requisite service periods, which is generally a vesting term of 5 years. The stock options granted under the Stock Option Plan had an exercise price equal to the estimated fair value of the Company’s common stock on the grant date. Compensation costs for awards that vest are not reversed if the awards expire without being exercised.

Income Taxes

The Company records federal and state income taxes in accordance with ASC 740—Income Taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using the enacted tax rates applied to taxable income in the years in which temporary differences are expected to be recovered or settled.

The Company regularly reviews its deferred tax assets for recoverability and to establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on the Company’s expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

3.	Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC. The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s Consolidated Financial Statements.

Revenue From Contracts With Customers

In May 2014, the FASB and International Accounting Standards Board (“IASB”) issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. This guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The new guidance is effective for public companies which are accelerated filers for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The standard permits the use of either the full retrospective or modified transition method. This guidance will be applicable to the Company at the beginning of its first quarter of fiscal year 2017. The Company is currently evaluating whether the full retrospective or modified transition approach will be applied and whether the new guidance will have a material impact on the Company’s Consolidated Financial Statements.

Reporting Discontinued Operations

In April 2014, the FASB issued new guidance which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The new guidance is effective for annual and interim periods beginning after December 15, 2014. The impact on the Company of adopting the new guidance will depend on the nature, terms and size of business disposals completed after the effective date. This authoritative guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued updated guidance which requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, companies are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012, with early adoption permitted. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. This authoritative guidance did not have a material impact on the Company’s Consolidated Financial Statements.

Indefinite-Lived Intangible Asset Impairment Testing

In July 2012, the FASB issued updated guidance concerning the testing of indefinite-lived intangible assets for impairment. This guidance allows an entity to first perform a qualitative assessment to determine whether it is necessary to perform the quantitative impairment test described in the existing guidance. If an entity elects to perform a qualitative assessment, it shall assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If after assessing relevant events and circumstances an entity determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the entity shall calculate the fair value of the asset and perform the quantitative impairment test described in the existing guidance. These amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company did not elect to perform a qualitative assessment; the Company performed the quantitative assessment as described in the guidance.

4.	Acquisition of Predecessor

As discussed in Note—1 “Business Organization and Basis of Presentation”, the DSSG Stockholders acquired the Company pursuant to the Merger for $874,007, net of $6,459 cash acquired, subject to certain customary adjustments for working capital and tax matters. A portion of the Merger consideration was used to pay transaction costs and approximately $459,069 was used by the Seller to repay existing debt of the Company as of the date of Merger. The Merger was financed by:

•	Borrowings under a $320,000, 7-year, senior secured term loan facility (the “Term Loan Facility”), $316,800 of which was provided at closing, net of $3,200 discount;

•	Issuance by DSSA of $350,000, 10.000% second-priority senior secured notes due 2021 (the “Notes”) in the amount of $340,679, which amount is net of discount of $9,321; and

•	An aggregate equity contribution of $260,698 from the DSSG Stockholders.

The Merger has been accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the Merger is based on currently available information and is considered final.

The following is a summary of the fair values of the net assets acquired:

Total consideration transferred, net of cash acquired of $6,459	$874,007

Income tax receivable	2,175
Trade accounts receivable	103,793
Inventories	36,108
Prepaid and other current assets	12,552
Deferred tax asset	10,409
Property, plant and equipment	442,676
Intangibles	372,353
Other assets	5,551
Accounts payables	35,794
Accrued expenses and other current liabilities	52,409
Customer deposits	33,142
Current portion of insurance reserves	13,748
Insurance reserves, less current portion	15,461
Other long term liabilities	3,735
Deferred tax liability	156,170

Net assets acquired	675,158

Goodwill	$198,849

The goodwill of $198,849 recorded as part of the acquisition is for the potential growth of the Company. See Note—8 “Intangibles and Goodwill” for further discussion on Goodwill by segment. Included in the goodwill, $32,757 is deductible for income tax purposes and the remaining goodwill is not expected to be deductible for income tax purposes.

The $372,353 of intangible assets acquired in connection with the Merger were assigned to the following:

	Fair Value	Estimated Weighted Average Life (Years)
Customer Lists	$243,352	12
Trademark/trade name	128,891	N/A
Covenants not to compete	110	5

Total	$372,353

The Company incurred costs in connection with the Merger of $3,927 and $15,892 for Successor 2013 and Predecessor 2013, respectively. The foregoing amounts were expensed by the Company as incurred and are included in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) in SG&A expense.

Pursuant to the terms of the Merger Agreement, the Merger Consideration payable to the Seller was increased by $11,056 as a result of an adjustment related to working capital. This amount will be paid by the Company to the Seller during 2014.

5.	Business Acquisitions

The Company expands the geographical area it services and its customer base and product portfolio through the acquisition of businesses. Acquisitions are accounted for in accordance with ASC 805—Business Combinations. If goodwill is recorded in connection with an acquisition it is booked to the appropriate business segment. The Company incurred acquisition costs of $1,079, $2,368, $8,032 and $1,347 during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Acquisition costs incurred were recorded as a component of SG&A on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

During Successor 2013, the Company negotiated a $300 five year not to compete agreement with a supplier to ensure the supplier’s product is not sold to the Company’s competitors.

Successor 2013

The Company did not complete any material acquisitions during Successor 2013.

Predecessor 2013

Cascade Coffee Acquisition

On August 9, 2013, the Company purchased certain assets of Cascade Coffee, Inc.’s (“Cascade”) OCS business. Cascade’s principal business was office coffee and water filtration services. The aggregate purchase price was as follows:

Gross purchase price	$4,605
Liabilities assumed	(405)

Cash purchase price	$4,200

The fair values of the assets acquired and liabilities assumed in connection with the Cascade acquisition were as follows:

Inventory	$404
Property, plant and equipment	421
Customer lists	1,540
Trade names	230
Non-compete agreement	110
Goodwill	1,900
Liabilities assumed	(405)

Total cash purchase price	$4,200

The amortization periods for the customer list and the covenant not to compete included with the Cascade acquisition are 12 years and 5 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 10 years and the covenant not to compete amortization period was 5 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted for as such. The $1,900 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities. In addition to the cash purchase price paid at closing, the Company is required to pay Cascade a contingent earnout payment equal to three percent of revenues derived from acquired customers determined and payable quarterly for three years. The Company estimates that such liability is $292. This liability was remeasured as of December 27, 2013 and was not material for the period and will continue to be re-measured at each reporting period for the three years until fully paid out.

Matilija Pure Water Acquisition

On May 3, 2013, the Company purchased certain assets from Calmin, Inc. d/b/a Matilija Pure Water (“Matilija Pure Water”) related to its bottled water delivery business. Matilija Pure Water’s principal business was the home and office delivery of bottled water. The aggregate purchase price was as follows:

Gross purchase price	$648

Cash purchase price	$648

The fair values of the assets acquired in connection with the Matilija Pure Water acquisition were as follows:

Current assets	$66
Property, plant and equipment	55
Customer lists	305
Non-compete agreement	31
Goodwill	191

Total cash purchase price	$648

The amortization periods for the customer list and covenant not to compete included with the Matilija Pure Water acquisition were 12 years and 3 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 6 years and the covenant not to compete amortization period was 3 years. The $191 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities.

Predecessor 2012

Standard Coffee Acquisition

On March 24, 2012, the Company purchased certain assets of The Standard Companies Inc. d/b/a Standard Coffee Service Company (“Standard Coffee”). Standard Coffee’s principal business was the distribution of coffee, tea and other breakroom supplies and the provision of water filtration services. The aggregate purchase price was as follows:

Gross purchase price	$78,863
Liabilities assumed	(4,543)

Cash purchase price	$74,320

The fair values of the assets acquired in connection with the Standard Coffee acquisition were as follows:

Current assets	$16,267
Property, plant and equipment	10,150
Customer lists	28,220
Trade names	10,680
Non-compete agreement	660
Goodwill	12,886
Liabilities assumed	(4,543)

Total cash purchase price	$74,320

The amortization periods of the customer list and covenant not to compete included in the Standard Coffee acquisition were 12 years and 2 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 6 years and the covenant not to compete amortization period was 3 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted as such. The $12,886 of tax deductible goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities.

Predecessor 2011

On December 1, 2011, the Company purchased certain assets of Deep Rock Water Co. and Crystal Drop Water Co. (collectively, “Deep Rock”). Deep Rock’s principal business was bottling, selling, and distributing bottled water. The aggregate purchase price was as follows:

Gross purchase price	$14,527
Liabilities assumed	(1,753)

Cash purchase price	$12,774

The fair values of the assets acquired and liabilities assumed were as follows:

Current assets	$677
Property, plant and equipment	2,964
Customer lists	5,630
Trade names	920
Goodwill	4,336
Liabilities assumed	(1,753)

Total cash purchase price	$12,774

The amortization period of the customer list is 12 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted as such. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 6 years. Goodwill of $4,336 recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities. During 2012, the Company reached a settlement with Deep Rock related to a shortfall of the purchase agreement’s working capital requirements. The Company adjusted the working capital amounts to goodwill.

A reconciliation of the carrying value of goodwill related to the Deep Rock acquisition from December 30, 2011 to December 28, 2012 is as follows:

Goodwill at December 30, 2011	$4,762
Adjustment due to working capital settlement	(426)

Goodwill at December 28, 2012	$4,336

These changes have been incorporated into the fair values of the assets acquired and liabilities assumed disclosed in the breakout of the cash purchase price above.

Pro forma Financial Information (Unaudited)

The following unaudited pro forma summary presents consolidated information of the Company as if the Merger and the acquisition of Standard Coffee occurred at the beginning of the annual period prior to the year purchased. No other acquisitions were included in the pro forma as they were deemed to have an immaterial impact. The pro forma summary adjustments primarily relate to revenue, gross profit generated, depreciation expense on stepped up fixed assets, amortization and acquired intangibles, interest expense related to new financing arrangements and the estimated impact of the Company’s income tax provision. The unaudited pro forma combined results of operations are provided for illustrative purposes only and are not indicative of the Company’s actual consolidated results.

	December 27, 2013	December 28, 2012	December 30, 2011
Net revenue	$928,788	$928,510	$883,946
Net loss	(27,294)	(72,324)	(21,550)

6.	Inventories

Inventories consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Raw materials	$4,956	$4,481
Finished goods	13,389	9,656
Resale items	17,934	22,825

	$36,279	$36,962

7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following as of December 27, 2013 and December 28, 2012:

	Estimated Useful Life in Years	Successor 2013	Predecessor 2012
Land	—	$84,396	$82,043
Buildings	30	84,768	68,689
Leasehold improvements	5–10	7,086	5,070
Machinery and equipment	3–10	70,143	126,542
Vehicles, office furniture and other	3–10	67,795	104,352
Returnable bottles	3	30,402	47,641
Customer equipment	3–10	114,628	171,272
Capital assets in progress		—	7

		459,218	605,616
Accumulated depreciation and amortization		(31,182)	(275,687)

		$428,036	$329,929

As a result of the Merger, the Company reevaluated the fair values of Property, plant and equipment. See Note—4 “Acquisition of Predecessor” for further discussion. During Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recorded depreciation expense of $29,437, $44,299, $61,688 and $57,320, respectively.

Approximately $676 of Property, plant and equipment relate to assets under capital leases as of both December 27, 2013 and December 28, 2012. Assets under capital leases were fully depreciated as of December 28, 2012.

Costs incurred to develop software for the Company’s internal use are capitalized and amortized over the estimated useful life of the software, which is three years. Costs related to the design or maintenance of software for the Company’s internal use is expensed as incurred. As of December 27, 2013 and December 28, 2012, the Company capitalized $1,335 and $936, respectively, of costs associated with such internal-use software in accordance with ASC 350—Internal-Use Software. The unamortized software development costs as of December 27, 2013 and December 28, 2012 were $2,191 and $2,274, respectively. Amortization of software development costs included in the Company’s depreciation expense for Property, plant and equipment was $326, $1,092, $1,105 and $974 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011.

8.	Intangibles and Goodwill

	2013 Successor as of December 27, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets not subject to amortization
Trade names	$128,891	$—	$128,891
Intangible assets subject to amortization
Customer lists	243,352	(6,761)	236,591
Covenants not to compete	410	(22)	388

Total intangibles	$372,653	$(6,783)	$365,870

	2012 Predecessor as of December 28, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets not subject to amortization
Trade names	$16,719	$—	$16,719
Intangible assets subject to amortization
Customer lists	65,122	(28,288)	36,834
Covenants not to compete	4,772	(4,276)	496

Total intangibles	$86,613	$(32,564)	$54,049

The Company amortizes customer lists and covenants not to compete acquired in connection with the Merger over 12 years and 5 years, respectively. See Note—4 “Acquisition of Predecessor” for further discussion. Prior to the Merger, the Company amortized customer lists over 6 weighted average years and covenants not to compete over 3 weighted average years. During Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recorded $6,783, $6,154, $9,448 and $5,959, respectively, of amortization expense related to its intangible assets. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five fiscal years is as follows:

Years Ending
2014	$20,361
2015	20,361
2016	20,361
2017	20,361
2018	20,339
Thereafter	135,196

$236,979

Goodwill consisted of the following for Predecessor 2011, Predecessor 2012, Predecessor 2013 and Successor 2013:

	Direct-to-Consumer	Retail Services	Consolidated
Predecessor
Goodwill at December 30, 2011	$27,446	$—	$27,446
Acquisitions	12,405	—	12,405

Goodwill at December 28, 2012	$39,851	$—	$39,851
Acquisitions	2,091	—	2,091

Goodwill at August 30, 2013	$41,942	$—	$41,942

Successor
Goodwill at June 29, 2013	$—	$—	$—
Merger (Note 4)	192,486	6,363	198,849

Goodwill at December 27, 2013	$192,486	$6,363	$198,849

In connection with the Merger, Goodwill was adjusted as of June 29, 2013. See Note—4 “Acquisition of Predecessor” for further discussion.

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Payroll and employee benefits	$32,354	$25,606
Sales, property and other taxes	3,990	4,164
Deferred equipment rental revenue	3,812	3,799
Freight	1,731	1,892
Interest	13,223	13,731
Deferred facility rent	1,894	1,995
Accrued professional services	1,904	1,623
Legal Settlement (Note 12)	2,000	—
Insurance recovery due to Seller (Note 12)	1,000	—
Other	1,366	1,350

	$63,274	$54,160

10.	Related Party Transactions

Successor

In connection with the Merger, the DSSG Stockholders entered into a Stockholders Agreement dated as of August 30, 2013 (the “Stockholders Agreement”). The Stockholders Agreement provides for, among other things, (a) an agreement by the DSSG Stockholders to vote their shares of common stock of the Company to elect as directors of the Company the individual who holds the title of Chief Executive Officer of the Company, one individual that is nominated from time to time by a significant co-investor (subject to certain continuing ownership requirements) and the individuals that are nominated from time to time by funds affiliated with Crestview Partners II GP, L.P., including Parent (the “Crestview Stockholders”) or an affiliate thereof, (b) restrictions on transfer by the DSSG Stockholders other than Parent and its affiliates (the “NonCrestview Stockholders”), (c) certain rights of repurchase with respect to employee stockholders, and (d) certain registration rights for NonCrestview Stockholders following an initial public offering of the Company.

In connection with the Merger, DSSA entered into a Monitoring Agreement dated as of August 30, 2013 (the “Monitoring Agreement”) with Crestview Advisors, L.L.C. (the “Manager”) relating to the monitoring of the investment of the Crestview Stockholders in the Company following the consummation of the Merger. Under the Monitoring Agreement, DSSA is required to (a) pay to the Manager a nonrefundable annual monitoring fee in an amount equal to the greater of (i) $2,000, and (ii) 2% of EBITDA of DSSA and its consolidated subsidiaries, and (b) reimburse the Manager for all reasonable fees and expenses incurred in connection with its monitoring activities. The Company paid to the Manager an amount equal to $667 in full satisfaction of the Company’s obligations under the Monitoring Agreement with respect to Successor 2013, which amount is based on a prorated annual fee of $2,000 plus additional costs incurred of $125.

Effective August 31, 2013, the Company engaged each of K. Dillon Schickli (“Schickli”) and Jim L. Turner (“Turner”) to serve on its Board of Directors. In connection with their respective service, Schickli is entitled to $100 annually and is eligible to participate in the Company’s medical plan and Turner is entitled to $60 annually. Each of Schickli and Turner is a minority co-investor in the Company.

Predecessor

Pursuant to a Tax Sharing Agreement dated as of October 18, 2007 (the “Tax Sharing Agreement”) among the members of the Company’s consolidated filing group, which includes each subsidiary of the Company, each such subsidiary was required to pay to the Company an amount equal to the tax impact of items of income, loss and credits that were includable in the Federal Consolidated Income Tax Returns, or the Combined Consolidated State Income Tax Returns, of the consolidated group. These amounts due to or from the Company were recorded in the Company’s due to/from DSSG account. The Tax Sharing Agreement was terminated effective August 30, 2013 and it was noted that any tax attributes of members of the consolidated group as of the termination date are made available for use by other members of the group without compensation.

The Company engaged Kelso to provide consulting and advisory services commencing on November 15, 2005. Kelso owned a majority interest in the Company until the restructuring in 2012, which is discussed in more detail in Note—1 “Business Organization and Basis of Presentation”. In consideration for Kelso providing the foregoing services, the Company paid Kelso an annual fee of $250. The Company terminated this relationship with Kelso on April 20, 2012. The Company paid Kelso $63 and $250 for Predecessor 2012 and Predecessor 2011, respectively.

The Company engaged G. John Krediet (“Krediet”) to serve on the Board of Directors of the Company commencing March 28, 2006. Krediet was an indirect minority owner of the Company prior to the Merger. In consideration for such services, the Company paid Krediet an annual fee of $180. This relationship was terminated effective April 20, 2012. The Company engaged Krediet to provide certain consulting services to management and the Company’s Board of Directors commencing April 20, 2012. In consideration for such services, the Company paid Krediet an annual fee of $50. The Company paid Krediet $25, $26, $95 and $184 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

A partner at the law firm of Stewart McKelvey served as Secretary of the Company until August 9, 2012. The Company also engaged Stewart McKelvey to provide various legal services during 2012. In consideration for such services, the Company paid Stewart McKelvey $198 and $286 for Predecessor 2012 and Predecessor 2011, respectively.

DSW Holding Company, LLC, the majority member of Seller, engaged Turner to serve on the Board of Directors of Seller. Turner was an indirect minority owner of the Company prior to the Merger. In consideration for Turner providing the foregoing services, the Company, on behalf of DSW Holding Company, LLC, paid Turner an annual fee of $100. The Company paid Turner $21, $78, $29 and $0 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011.

The Company engaged Stewart Allen (“Allen”) to provide certain consulting services to management and the Board of Directors commencing April 20, 2012. Allen was a minority indirect owner of the Company prior to the Merger. In consideration for such services, the Company paid Allen an annual fee of $100. The Company paid Allen $25, $75 and $100 for Successor 2013, Predecessor 2013, and Predecessor 2012, respectively.

11.	Long-Term Debt

The Company’s long-term debt and capital lease obligations consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Term Loan Facility	$320,000	$—
Notes	350,000	—
Predecessor First Lien Facility	—	363,175
Predecessor Second Lien Facility	—	102,329
Capital lease obligations	11	90

Total debt	670,011	465,594
Less debt discount	(11,775)	(7,412)

	658,236	458,182
Less current portion	(3,211)	(6,462)

Total long-term debt	$655,025	$451,720

Successor

Senior Facilities

In connection with the Merger, on the Merger Date, the Company (through DSSA, which is the borrower under the respective credit facilities) received borrowings under the Term Loan Facility and a $75,000 senior secured asset-based revolving credit facility (the “ABL Facility” and, collectively with the Term Loan Facility, the “Senior Facilities”).

Term Loan Facility

The Term Loan Facility is governed by that certain First Lien Credit Agreement (the “Term Credit Agreement”) with Barclays Bank PLC, as administrative agent, and the other lenders party thereto. The aggregate principal amount of the Term Loan Facility is $320,000, which was fully funded at closing of the Merger, net of discount of $3,200. The Company may request additional borrowings under the Term Loan Facility in an aggregate principal amount up to $100,000 and additional amounts based on certain net leverage ratios.

The Term Loan Facility has a seven-year term and amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount with the balance payable on the maturity date of August 30, 2020 of the Term Loan Facility. The maturity date of the Term Loan Facility is August 30, 2020. The weighted average interest rate as of December 27, 2013 was 5.25%.

The borrowings under the Term Loan Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Barclays Bank PLC, and (3) the adjusted LIBO rate for a one-month interest period plus 1.00%, or (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case, plus an applicable margin. From and after the date of delivery of financial statements covering the Company’s last fiscal quarter of 2013, interest rate margins under the Term Loan Facility will be subject to one step down subject to a 1.00% LIBOR floor based upon a net first lien leverage ratio.

The Company may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans and with respect to certain repricing transactions occurring within twelve months after the closing of the Merger, which shall be subject to a prepayment premium of 1.00%.

All obligations under the Term Loan Facility are unconditionally guaranteed by DSSH and each of DSSA’s existing and future direct and indirect wholly owned domestic subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in substantially all of DSSA’s assets (other than the ABL Priority Collateral (as defined below)) and those of each domestic guarantor, including a pledge of the DSSA’s capital stock by DSSH, in each case subject to certain exceptions (the “NonABL Priority Collateral”), and (b) second-priority security interests in all accounts receivable, loan receivable, other receivables, inventory, related books and records and general intangibles, deposit accounts, business interruption insurance, certain real property, cash and proceeds of the foregoing (the “ABL Priority Collateral”).

ABL Facility

The ABL Facility is governed by that certain Asset-Based Revolving Credit Agreement (the “ABL Credit Agreement”) with BMO Harris Bank N.A., as administrative agent, and the other lenders party thereto. The aggregate principal amount of the ABL Facility is the lesser of (a) $75,000, and (b) the Company’s “borrowing base” set forth in the ABL Credit Agreement. In addition, the Company may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $25,000 and (b) the excess of the borrowing base (subject to certain exceptions) over the amount of the then-effective commitments under the ABL Facility. The ABL Facility has a five-year term. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings (swingline loans) on same-day notice.

The borrowings under the ABL Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the Bank of Montreal, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.0%, or (b) an adjusted LIBOR determined by reference to the costs of funds for eurocurrency liabilities in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, plus, in each case an applicable margin as set forth in the ABL Credit Agreement. From and after the date of delivery of financial statements covering the Company’s Successor 2013, Predecessor 2013 and Predecessor 2012, the applicable margin for such borrowings may be adjusted based on availability.

In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum if average utilization is greater than 50% and 0.375% if average utilization is less than or equal to 50%, which amounts may be adjusted based on usage. The Company is also required to pay a customary letter of credit fee, including a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, and customary issuance and administration fees.

The Company may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

All obligations under the ABL Facility are unconditionally guaranteed by DSSH and each of DSSA’s existing and future direct and indirect wholly owned domestic restricted subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in the ABL Priority Collateral, and (b) third-priority security interests in the NonABL Priority Collateral.

At December 27, 2013, there were no borrowings under the ABL Facility.

10.000% Second-Priority Senior Secured Notes

In connection with the Merger, on August 30, 2013, DSSA issued $350,000 in principal amount of the Notes in a private placement. The Notes were issued under an indenture with Wilmington Trust, National Association as trustee. The Notes bear interest at a rate of 10.000% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2014. The Notes were issued at a discount of 2.663%.

DSSA may redeem the Notes at its option, in whole or in part, at any time on or after September 1, 2017 at certain redemption prices. In addition, DSSA may redeem up to 35% of the aggregate principal amount of the Notes on or prior to September 1, 2016 with the net proceeds from certain equity offerings at certain redemption prices. Prior to September 1, 2017, DSSA may redeem some or all of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium.

The Notes are fully and unconditionally guaranteed by DSSH and each of DSSA’s existing and future direct and indirect wholly owned domestic restricted subsidiaries. The Notes and related guarantees are secured by (a) second-priority security interests in the NonABL Priority Collateral, and (b) third-priority security interests in the ABL Priority Collateral. The guarantees may be released under certain customary circumstances with respect to a subsidiary guarantor including:

•	DSSA’s obligations under the indenture are discharged in accordance with the terms of the indenture;

•	The sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the equity interests in such subsidiary guarantor;

•	The designation of such subsidiary guarantor as an “Unrestricted Subsidiary” under the indenture;

•	The release or discharge of the guarantee by such subsidiary guarantor of the Senior Facilities or other indebtedness which resulted in the obligation to guarantee the notes;

•	DSSA’s exercise of its legal defeasance option or covenant defeasance option in accordance with the indenture;

•	Such subsidiary guarantor ceasing to be a subsidiary of DSSA as a result of any foreclosure of any pledge or security interest in connection with the Senior Facilities; and/or

•	The occurrence of certain “Covenant Suspension Events” under the indenture.

The Senior Facilities and the Notes contain certain customary affirmative covenants and events of default. In addition, the Senior Facilities and Notes contain a number of covenants that, among other things restrict, subject to certain exceptions, DSSA’s ability, and the ability of its restricted subsidiaries to: sell assets, incur additional indebtedness, make voluntary repayments on certain other indebtedness, pay dividends and distributions (See Note 22—“Condensed Financial Information of Parent Company”) or repurchase DSSA’s capital stock, create liens on certain assets, make investments, loans, guarantees or advances, engage in mergers or acquisitions, enter into sale/leaseback transactions, engage in certain transactions with affiliates, make negative pledges, amend their respective organization documents and certain debt documents, change their respective fiscal years, change their respective businesses, or enter into agreement that restrict dividends from subsidiaries. The Senior Facilities and the Notes also contain covenants limiting the activities of DSSH.

Future Payments

The required principal repayments on the Company’s long-term debt and capital lease obligations for the next five years are as follows:

2014	$3,211
2015	3,200
2016	3,200
2017	3,200
2018	3,200
Thereafter	654,000

$670,011

The fair values of the Company’s short-term borrowings and long-term debt are classified as Level 2 within the fair value hierarchy and are based on similar publicly-traded debt securities as of December 27, 2013 and December 28, 2012.

The Company’s December 28, 2012 short-term borrowings and long term debt approximate fair value because of their variable interest rates. The Company’s December 27, 2013 short-term borrowings and long-term debt are summarized below at estimated fair values:

	Successor
	2013
	Net Carrying Value	Estimated Fair Value
Notes	$341,239	$374,500
Term Loan Facility	316,986	324,800

Predecessor

Credit Facilities Terminated as a Result of the Merger

In connection with the Merger, borrowings under the following credit facilities were repaid and the associated facilities terminated.

First Lien Facility

The Company received $365,000 in borrowings under a senior secured term facility dated as of February 29, 2012 (the “Predecessor First Lien Facility”) that was set to expire in August 2017. Under the Predecessor First Lien Facility, base rate loans bore interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.00%, and USD Libor rate loans bore interest at the USD Libor rate (subject to a floor of 1.50% per annum) plus 9.00%. Interest was payable quarterly. The interest rate as of August 30, 2013 was 10.5%.

Second Lien Facility

The Company received $100,000 in borrowings under a second lien facility dated as of February 29, 2012 (the “Predecessor Second Lien Facility”) that was set to expire in February 2018. Under the Predecessor Second Lien Facility, base rate loans bore interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.50% plus a paid-in-kind margin, or PIK Margin, of 4.00% and rate loans bore interest at the rate (subject to a floor of 1.50% per annum) plus 9.50% plus a PIK Margin of 4.00%. Interest was payable quarterly.

$70,000 ABL Facility

The Company entered into a $70,000 asset based loan facility dated as of February 29, 2012 (the “Predecessor ABL Facility”) that was set to expire on February 27, 2017. The Predecessor ABL Facility provided for revolving credit financing, subject to borrowing base availability.

In connection with the repayment of the foregoing borrowings, a prepayment penalty of $11,416 and the write off of deferred financing fees and debt discount of $15,164 were extinguished through interest expense in Predecessor 2013.

Credit Facilities Terminated as a Result of 2012 Restructuring

In connection with a restructuring in 2012, borrowings under the following credit facilities were repaid and the associated facilities terminated:

2011 Letter of Credit Facility

The Company entered into a $50,000 credit facility dated September 2, 2011 (the “Letter of Credit Facility”) pursuant to which certain letters of credit were issued. Borrowings under the Letter of Credit Facility bore quarterly interest at a rate equal to 2.00% plus 1.25% of the face amount of letters credit outstanding. Proceeds from the Predecessor First Lien Facility and the Predecessor Second Lien Facility were used to repay all borrowings under the Letter of Credit Facility on February 29, 2012.

DSSG Group Note

The Company received $225,000 in borrowings under the DSSG Group Note. Borrowings under the DSSG Group Note initially bore interest at 12.0% and increased incrementally over the term to 15.0%. Accrued interest was added to the principal amount of the DSSG Group Note on a quarterly basis. On April 20, 2012, the Noteholders contributed the notes associated with the DSSG Group Note (and the obligations associated therewith) to the Company in exchange for a majority interest in the Company. See Note—1 “Business Organization and Basis of Presentation”. At the time the notes were contributed to the Company, the principal amount of the DSSG Group Note was $418,010 and it was subject to a 3.5% repurchase premium of $14,630. Accordingly, this transaction was classified in Additional paid in capital preferred stock on the Predecessor 2012 Consolidated Balance Sheet.

DSWH Term Facility

The Company received $300,000 in borrowings under the DSWH Term Agreement. Borrowings under the DSWH Term Agreement bore interest at either the base rate (for base rate loans) plus 3.00% or at the eurodollar rate (for eurodollar rate loans) plus 4.00%. Interest payments were due on the DSWH Term Agreement at the end of each rollover period. Proceeds from the Predecessor First Lien Facility and the Predecessor Second Lien Facility were used to repay all borrowings under a term loan credit agreement dated March 2, 2007 (the “DSWH Term Agreement”) on February 29, 2012. Remaining deferred financing costs of $987 related to the DSWH Term Agreement were extinguished through interest expense in Predecessor 2012.

2006 Revolving and Term Loan Facility

The Company received $180,000 in borrowings and $20,000 in revolving availability under a Revolving and Term Loan Credit Agreement dated as of October 27, 2006. Borrowings under this facility bore interest at either a base rate or eurodollar rate, in each case plus an applicable margin that was based on the “Consolidated Leverage Ratio” of the Company. The principal amount of this facility was payable in twenty-two quarterly installments of $450 with the remainder due upon maturity. The revolving portion of the facility was terminated on September 2, 2011. Proceeds from the Predecessor First Lien Facility and the Predecessor Second Lien Facility were used to repay all borrowings under this facility on February 29, 2012.

2006 Revolving Credit Facility

The Company entered into an $80,000 Revolving Credit Agreement dated as of October 27, 2006. Borrowings under this facility bore interest at either the base rate or at the eurodollar rate plus 1.0%. Proceeds from the Letter of Credit Facility were used to repay all borrowings under this facility on September 2, 2011.

12.	Commitments and Contingencies

Operating Lease Commitments

The Company has entered into various operating leases for office space, vehicles, and bottling and distribution facilities. The future minimum payments required under operating leases with terms of one year or longer are as follows:

Operating Leases
2014	$10,236
2015	5,382
2016	3,644
2017	2,785
2018	1,475
Thereafter	2,259

Total minimum lease payments	$25,781

Rental expense related to operating leases during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $3,970, $7,704, $11,527 and $9,392, respectively.

Legal Claims

The Company is party to a putative class action lawsuit in California alleging that it violated certain privacy obligations by recording calls made through its call centers. The Company reached a binding agreement to settle the lawsuit for $2,000, which has been preliminarily approved by the court but is subject to final court approval. The Company recorded a $2,000 liability in its December 27, 2013 Consolidated Balance Sheet in connection with this lawsuit. The Company settled a separate coverage action with its insurance carriers with respect to coverage for the lawsuit for $1,000. Under the Merger Agreement, any insurance proceeds received by the Company related to this lawsuit are required to be paid to the Seller. The Company is subject to legal claims in the ordinary course of business. The Company does not believe that the resolution of such claims will result in a material adverse impact on the Company’s financial position, results of operations or liquidity.

13.	Financial Instruments and Risk Management

From time to time the Company enters into hedging contracts with respect to interest rates under its credit facilities and raw coffee beans. The Company accounts for these instruments in accordance with ASC 815—Derivatives and Hedging. The Company does not hold or issue derivative financial instruments for trading purposes.

Interest Rate Contracts

The Company is subject to long-term variable rate debt obligations in connection with its credit facilities. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. The Company believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest obligations. Accordingly, the Company enters into interest rate hedge/swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments on a portion of its debt.

The Company records its interest rate contracts as Other assets in the Consolidated Balance Sheets at fair value. Changes in fair value are recorded in Interest expense in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The table below provides a summary of the interest rate cap contract the Company had entered into to manage its interest rate exposure related to Predecessor indebtedness as of December 28, 2012:

Description	Borrowing	Notional Amount Outstanding	Receive	Pay	Fiscal Year Entered Into	Original Maturity (Fiscal Year)
Interest rate cap	Term debt	$300,000	2.0%	LIBOR	2012	2015

The foregoing interest rate contract was extinguished in connection with the Merger. The Company has not entered into any interest rate contracts as of December 27, 2013.

The Company makes use of observable market-based inputs to calculate fair value, in which case the measurements are classified within Level 2 of the valuation hierarchy. Derivative financial instruments that are traded on an index are valued based on direct or indirect prices and classified within Level 2. The fair value of the Company’s derivative financial instruments was estimated using the net present value of a series of cash flows on both the cap and floor components. These cash flows were based on yield curves that take into account the contractual terms of the derivatives, including the period of maturity and market-based parameters such as interest rates and volatility. The Company incorporates nonperformance risk by adjusting the present value of each liability position utilizing an estimation of its credit risk, if applicable.

The fair value of the interest rate contract set forth above was recorded at $104 as of December 28, 2012.

The effect of the cash interest expense of derivative instruments in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Successor 2013, Predecessor 2013, Predecessor 2012, and Predecessor 2011 was as follows:

Derivatives Not Designated as Hedging Instruments Under ASC 815	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in Income on Derivative(a)
		Successor	Predecessor
	Income on Derivative	2013	2013	2012	2011
Interest rate floor	Interest expense	$—	$—	$(942)	$(4,089)

(a)	This amount includes cash interest expense.

The effect of the noncash interest expense of derivative instruments in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Successor 2013, Predecessor 2013, Predecessor 2012, and Predecessor 2011 was as follows:

Derivatives Not Designated as Hedging Instruments Under ASC 815	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative(b)
		Successor	Predecessor
		2013	2013	2012	2011
Interest rate cap	Interest expense	$—	$(49)	$(667)	$(1)
Interest rate floor	Interest expense	—	—	942	3,911

		$—	$(49)	$275	$3,910

(b)	This amount includes noncash interest expense.

Coffee Bean Contracts

The Company is subject to the variability associated with the cost of raw coffee beans used in the Company’s coffee products. Accordingly, the Company enters into coffee bean hedging contracts to hedge this risk.

The Company records its coffee bean contracts in the Consolidated Balance Sheets at their fair values. Changes in fair values are recorded in Other income (expense) in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The Company was party to various coffee bean contracts during Predecessor 2013 and Predecessor 2012. These contracts were extinguished in connection with the Merger.

The Company uses quoted prices that are available in active markets to calculate fair value of its coffee bean contracts, which measurements are classified within Level 2 of the valuation hierarchy. The fair value of the coffee bean contracts the Company was a party to as of December 28, 2012 was ($63) and was included in Accrued expenses and other current liabilities. The effect of the realized Other income (expense) for the coffee bean contracts in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Predecessor 2012 was ($438) and unrealized Other income (expense) was ($63). The effect of the realized Other income (expense) for the coffee bean contracts in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Predecessor 2013 was ($132) and realized Other income (expense) was $63.

14.	Income Taxes

The provision (benefit) for income taxes included the following for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011
Current expense (benefit)
Federal expense (benefit)	$—	$(911)	$291	$(311)
State expense (benefit)	240	292	410	513

Total current expense (benefit)	240	(619)	701	202

Deferred expense (benefit)
Federal (benefit) expense	(6,129)	(469)	(33)	(8,583)
State (benefit) expense	(928)	63	(2,090)	(1,448)

Total deferred (benefit) expense	(7,057)	(406)	(2,123)	(10,031)

Provision (benefit) expense for income	$(6,817)	$(1,025)	$(1,422)	$(9,829)

A reconciliation for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively, between the amount computed by applying the statutory federal income tax rate to pretax income and reported income tax benefit for Successor 2013, Predecessor 2013, and Predecessor 2012 and income tax expense for Predecessor 2011 was as follows:

	Successor	Predecessor
	2013	2013	2012	2011
Computed tax expense	35.0%	34.0%	34.0%	35.0%
Permanent differences—transaction costs	(1.4)%	(3.0)%	0.0%	0.0%
Permanent differences—OID	0.0%	0.0%	(4.1)%	0.0%
State taxes, net of federal benefit	5.8%	2.7%	2.7%	5.5%
Change in uncertain tax positions	(0.4)%	0.0%	0.3%	0.7%
True up of deferred tax balances	(0.7)%	(4.4)%	3.0%	0.0%
Valuation allowance	0.0%	(32.1)%	(31.4)%	(1.7)%
NOL carryback	0.0%	5.3%	(1.0)%	0.0%
Other	0.1%	0.1%	(0.1)%	0.2%

	38.4%	2.6%	3.4%	39.7%

The significant components of the net deferred tax assets (liabilities) were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Deferred tax liabilities
Property, plant and equipment	$(93,050)	$(52,673)
Prepaid and other current assets	(1,710)	(1,973)
Intangibles	(121,605)	—
Hedging	—	(16)

Total deferred tax (liability)	(216,365)	(54,662)

Deferred tax assets
Allowance for doubtful accounts	1,760	2,111
Inventory capitalization	2,065	1,765
Deferred compensation	419	430
Pension	423	1,271
Accrued expenses	1,854	1,964
Reserves	8,893	9,819
Stock compensation	—	3,682
Intangibles	—	1,699
Other	92	69
Federal net operating losses & credits	56,849	37,691
State net operating losses & credits	5,085	6,262

Total deferred tax asset	77,440	66,763

Valuation allowance	—	(16,433)

Net deferred tax (liability)	$(138,925)	$(4,332)

As of December 27, 2013 and December 28, 2012, the Company had federal net operating loss carryovers of $156,158 and $108,640, respectively, and federal credit carryovers of $2,176 and $652, respectively. These net operating loss and credit carryovers will expire in tax years 2030 through 2033 and 2027 through 2033, respectively. The Company believes that the application of IRC Section 382 will not limit the ability to utilize federal net operating loss carryovers and credits.

As of December 27, 2013 and December 28, 2012, the Company had net operating loss carryovers in state jurisdictions of $72,712 and $111,579, respectively. As of December 27, 2013 and December 28, 2012, the Company had state credit carryovers of $1,610 and $1,231, respectively, net of federal benefit. These net operating losses and credits will begin to expire in tax years 2013 through 2033 and 2017 through 2023, respectively. Due to the application of IRC Section 382, $79,966 of state loss carryovers were written off with the Merger.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company regularly reviews its deferred tax assets for recoverability, taking into consideration such factors as historical losses, projected future taxable income, and the expected timing of the reversals of existing taxable temporary differences. The Company has sufficient taxable temporary differences, exclusive of indefinite lived intangibles, that are expected to reverse prior to the expiration of the deferred tax assets, to be able to fully realize its existing deferred tax assets. As part of the Merger, the entire $29,161 of Predecessor valuation allowance was written off through purchase accounting.

At this time, the Company believes all of its deferred tax assets are fully recoverable. There are sufficient taxable temporary differences, exclusive of indefinite lived intangibles, that are expected to reverse prior to the expiration of the deferred tax assets, to be able to fully realize the existing deferred tax assets.

As of December 27, 2013, the gross amount of the unrecognized tax benefits was $171, exclusive of interest and penalties. Of this balance, we estimate $0 of our gross unrecognized tax benefit will reverse due to the expiration of statutes and settlements during the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits in Income tax (benefit) expense in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). For the tax periods ending Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 the Company recorded $0, $0, ($2) and ($137), respectively, of income related to interest and penalties. The Company had accrued $5, $5, $5 and $7 for the payment of interest and penalties for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during Predecessor 2011, Predecessor 2012, Predecessor 2013 and Successor 2013 are as follows:

Predecessor
Balance at December 31, 2010	$710
Additions based on tax positions related to the current year	42
Additions based on tax positions related to the prior year	106
Reductions for tax positions of prior years due to settlement with taxing authorities	(542)

Balance at December 30, 2011	316
Additions based on tax positions related to the current year	13
Reductions for tax positions of prior years	(63)
Reductions for tax positions of prior years due to settlement with taxing authorities	(169)

Balance at December 28, 2012	97
Additions based on tax positions related to the current period	12
Additions based on tax positions related to the prior year	41
Reductions for tax positions of prior years due to settlement with taxing authorities	(13)

Balance at August 30, 2013	$137

Successor
Balance at June 29, 2013	$—
Merger (Note 4)	137
Additions based on tax positions related to the current period	34

Balance at December 27, 2013	$171

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company was no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by the tax authorities for years before 2009. For U.S. federal jurisdiction purposes, the statute of limitations is open for tax years 2010 and forward. The statute of limitations for state jurisdictions is generally open from 2009 forward.

15.	Defined Benefit Pension Plan, Multiemployer Plans and Post-Retirement Medical Benefits

The Company accounts for its retirement benefit plans in accordance with ASC—712 Compensation—Nonretirement Postemployment Benefits and ASC 715—Compensation—Retirement Benefits, as applicable.

Defined Benefit Pension Plan

The Company has a defined benefit pension plan (the “DBP Plan”), which is frozen.

Pension expense associated with the DBP Plan is computed using the projected unit credit actuarial cost method. The Company’s policy is to fund pension liabilities in accordance with applicable law, including minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and federal income tax laws. DBP Plan assets are invested in a diversified portfolio consisting primarily of domestic and international mutual funds, and bond funds.

The measurement date used to determine pension benefits under the DBP Plan is December 31st of each plan year.

The DBP Plan weighted-average asset allocations consist of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Asset category
Equity fund—domestic	38%	53%
Equity fund—international	13	22
Fixed income	44	25
Balanced asset allocation	5	—

	100%	100%

Pension Plan Asset Allocation and Investment Strategy

The Company’s asset allocation and investment strategy is based on several factors including:

•	The projected liability stream of benefits and the costs of funding to covered employees;

•	The relationship between the current and projected assets of the Plan and the projected actuarial liability stream;

•	The historical performance of capital markets adjusted for the perception of future short—and long-term capital market performance; and

•	The perception of future economic conditions, including inflation and interest rate assumptions.

As part of its asset allocation and investment strategy, the Company identifies target allocations for eligible asset classes and, where appropriate, suitable ranges within which each asset class can fluctuate as a percent of the total fund. The Company invests each asset class at all times in either cash (or cash equivalents) or permitted securities within each asset class. The asset classes may be rebalanced from time to time to align the current asset mix with strategic targets.

DBP Plan assets are classified as Level 2 and Level 3 within the fair value hierarchy for Successor 2013 and are based off significant observable inputs and unobservable inputs, respectively. The pension assets are invested in a series of disparate funds. These funds mimic the broad spectrum typically used for a balanced portfolio allocation. The types of funds range from small cap to large cap, international, bond and money market funds. The fair value was established for some funds based on the actual market value of the publically traded fund invested. Other fair values were established based on the value of the underlying specific stock or commercial paper.

DBP Plan assets are classified as Level 1 in the fair value hierarchy for Predecessor 2012 and are invested in publicly traded balanced funds.

Successor	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity	$—	$3,846	$—	$3,846
Short-term fixed income	—	2	—	2
Fixed income	—	2,989	379	3,368
Balanced Asset Allocation	—	381	—	381

December 27, 2013	$—	$7,218	$379	$7,597

Predecessor	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity	$4,623	$—	$—	$4,623
Short-term fixed income	386	—	—	386
Fixed income	1,152	—	—	1,152

December 28, 2012	$6,161	$—	$—	$6,161

The following is a summary of the activity for the pension assets whose fair value is classified as Level III during Successor 2013:

	Successor 2013
	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Balance at June 29, 2013	Return on Assets Still Held at the End of the Period	Purchases, Sales and Settlements, Net	Balance at December 27, 2013
Real Estate	$—	$4	$375	$379

The following table sets forth the DBP Plan’s funded status and amounts recognized in the Company’s Consolidated Balance Sheet as of period end for Successor 2013, period end Predecessor 2013 and year ended Predecessor 2012.

	Successor	Predecessor
	2013	2013	2012
Change in projected benefit obligation
Projected benefit obligation at beginning of period	$—	$9,495	$8,677
Merger (Note 4)	8,655	—	—
Interest cost	136	248	385
Actuarial (gain) loss	(13)	(907)	682
Benefits paid	(95)	(181)	(249)

Projected benefit obligation at end of period	8,683	8,655	9,495

Change in plan assets
Fair value at beginning of year	6,944	6,161	4,979
Actual return on plan assets	600	580	768
Employer contributions	149	384	663
Benefits paid	(95)	(181)	(249)

Fair value at end of period	7,598	6,944	6,161

Funded status
Assets under obligation	(1,085)	(1,711)	(3,334)

Net amount recognized	$(1,085)	$(1,711)	$(3,334)

Amounts recognized in the Consolidated Balance Sheet as of December 27, 2013 and December 28, 2012 consists of:

	Successor	Predecessor
	2013	2012
Long-term liabilities	$(1,085)	$(3,334)

	$(1,085)	$(3,334)

There were no amounts included in long-term assets or current liabilities as of December 27, 2013 or December 28, 2012.

	Successor	Predecessor
	2013	2013	2012	2011
Components of net periodic benefit cost
Interest cost	$136	$248	$385	$399
Expected return on plan assets	(151)	(268)	(310)	(299)
Amortization of net loss	—	61	87	36

Net periodic benefit (credit) cost	$(15)	$41	$162	$136

	Successor	Predecessor
	2013	2013	2012	2011
Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax)
Net (gain) loss	$(461)	$(1,219)	$225	$1,620
Amortization of net loss	—	(61)	(87)	(36)

Total recognized in other comprehensive (income) loss	$(461)	$(1,280)	$138	$1,584

The net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $0.

The accumulated benefit obligation as of December 27, 2013 and December 28, 2012 was $8,683 and $9,495, respectively.

Amounts included in Accumulated OCI (pre-tax) were as follows as of Successor 2013, Predecessor 2013, and Predecessor 2012:

	Successor	Predecessor	Predecessor
	2013	2013	2012
Net actuarial (gain) loss	$(461)	$2,240	$(3,520)

	$(461)	$2,240	$(3,520)

The Company expects to contribute $537 to the DBP Plan in 2014 of which $53 will be related to the 2013 plan year. During 2013, the Company contributed $533 to the DBP Plan, of which $149 relates to Successor 2013 and $384 relates to Predecessor 2013.

The following benefit payments are expected to be paid:

Years ending
2014	$350
2015	360
2016	380
2017	400
2018	430
2019–2023	2,660

Weighted-average assumptions used to determine benefit obligations were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Discount rate	4.75%	4.00%
Rate of compensation increase	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost were as follows for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011
Discount rate	4.75%	4.00%	4.50%	5.50%
Rate of compensation increase	N/A	N/A	N/A	N/A
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%

The expected long-term rate of return on DBP Plan assets was developed based on a capital markets model which uses expected class returns, variance and correlation assumptions. The expected class returns were developed starting with current treasury yields and then adding corporate bond spreads and equity risk premiums to develop the return expectations for each class. The expected class returns are forward-looking and are not developed by an examination of historical returns. The variance and correlation assumptions are also forward-looking. They take into account historical relationships, but are adjusted to reflect expected capital market trends.

Multiemployer Plans

In connection with certain collective bargaining agreements that the Company is a party to, the Company is required to make contributions on behalf of certain union employees to multiemployer pension plans. The ongoing contributions and liabilities associated with these plans are not material.

Post-Retirement Medical Benefits

The Company provides post-retirement medical coverage for qualified former employees. 31 employees are currently participating in this program and no additional employees will become eligible. Benefit coverage expires when the participant reaches the age of 65. The youngest eligible participant turns 65 in 2014. This plan is not funded and the liability is not collateralized. The measurement date used to determine accumulated post-retirement benefits is December 31st.

The following table sets forth the plan’s funded status and amounts recognized in the Company’s Consolidated Balance Sheet as of Successor 2013, Predecessor 2013 and Predecessor 2012:

	Successor	Predecessor
	2013	2013	2012
Change in accumulated post-retirement benefit obligation
Projected accumulated post-retirement benefit at beginning of period	$—	$95	$254
Merger (Note 4)	39	—	—
Interest cost	1	1	8
Actuarial (gain)	—	(57)	(34)
Benefits paid, net of contributions	1	—	(133)

Accumulated post-retirement benefit obligation at end of period	41	39	95

(Unfunded) status at end of year	$(41)	$(39)	$(95)

	Successor	Predecessor
	2013	2013	2012	2011
Components of net periodic post-retirement benefit cost
Interest cost	$1	$1	$8	$19
Amortization of net (gain)	—	(131)	(173)	(162)
Amortization of prior service (credit)	—	(34)	(66)	(66)

Net periodic post-retirement benefit (credit)	$1	$(164)	$(231)	$(209)

	Successor	Predecessor
	2013	2013	2012	2011
Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax)
Net (gain)	$—	$(57)	$(34)	$(11)
Amortization of net gain	—	131	173	162
Amortization of prior service credit	—	34	66	66

Total recognized in other comprehensive loss	$—	$108	$205	$217

Amounts recognized in the Consolidated Balance Sheet as of December 27, 2013 and December 28, 2012 consists of:

	Successor	Predecessor
	2013	2012
Current liabilities	$41	$79
Long-term liabilities	—	16

Accrued post-retirement benefit costs	$41	$95

There were no amounts included in short-term or long-term assets as of December 27, 2013 and December 28, 2012.

Amounts included in Accumulated OCI (pre-tax) were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Net actuarial loss	$—	$406
Prior service credit	—	51

	$—	$457

The following benefit payments are expected to be paid:

Years Ending
2014	$41
Thereafter	—

Assumed health care cost trend rates were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Health care cost trend rate assumed for next year	7.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	7.50%	8.00%
Year that the rate reaches the ultimate trend rate	2014	2013

The following table shows the impact that a change in the trend rate assumption would have on liabilities and post-retirement expenses:

	-1.00%	Actual Trend Rate	+1.00%
2014 service cost and interest cost	$2	$2	$2
Accumulated post-retirement benefit obligation	$41	$41	$41

Weighted-average assumptions used to determine benefit obligations were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Discount rate	4.75%	4.00%
Rate of compensation increase	N/A	N/A

Weighted average assumptions used to determine net periodic benefit cost were as follows for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011
Discount rate	4.75%	4.00%	4.50%	5.50%
Rate of compensation increase	N/A	N/A	N/A	N/A
Expected return on plan assets	N/A	N/A	N/A	N/A

16.	Defined Contribution and Nonqualified Deferred Compensation Plans

Defined Contribution Plans

DSSA sponsors the DSSA Retirement Savings Plan (the “RSP”). The RSP is a defined contribution plan that provides for employee contributions as well as employer matching contributions. Eligible employees may contribute between 1% and 25% of their pre-tax earnings and DSSA matches 50% of the first 6% contributed. The matching contributions under the RSP were $1,011, $2,508, $3,162 and $2,813 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

The RSP also includes a profit sharing component. Annual contributions are made by the Company at the discretion of the Company’s Board of Directors. This contribution is for employees who have worked for the Company for at least one year and is based on a percentage of the employees’ salaries. The Company did not make any contributions during Successor 2013, Predecessor 2013, Predecessor 2012 or Predecessor 2011.

The Company’s contributions to the RSP vest for employees over five years as follows: 0%, 25%, 50%, 75% and 100%.

Nonqualified Deferred Compensation Plans

The Company maintains a deferred compensation plan that is available for certain employees of predecessor organizations (the “Historical Deferred Compensation Plan”). Eligible employees contribute to the Historical Deferred Compensation Plan. The Company accrued interest of 2.5% for each of Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011. Historical Deferred Compensation Plan balances are distributed upon termination of employment. The Historical Deferred Compensation Plan is not funded and the liability is not collateralized. The Company’s liability under the Historical Deferred Compensation Plan was recorded in short and long-term liabilities and was $608 and $717 as of December 27, 2013 and December 28, 2012, respectively. The Company’s interest expense related to the Historical Deferred Compensation Plan was $5, $10, $18 and $24 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

The Company also maintains a deferred compensation plan available for a limited number of higher salaried employees (the “Executive Deferred Compensation Plan”). Eligible employees contribute to the Executive Deferred Compensation Plan. The Company accrued interest of 2.5% for each of Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011. Executive Deferred Compensation Plan balances are distributed upon termination of employment. The Executive Deferred Compensation Plan is not funded and the liability is not collateralized. The Company’s liability under the Executive Deferred Compensation Plan was recorded in short and long-term liabilities and was $650 and $609 as of December 27, 2013 and December 28, 2012, respectively. The Company’s interest expense related to this plan was $5, $10, $14 and $13 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

17.	Stock Compensation Plan

As discussed in Note—2 “Summary of Significant Accounting Policies”, the Company adopted the Stock Compensation Plan to provide certain stock options to eligible employees. The Stock Compensation Plan authorized the Company to issue stock options to acquire a maximum of 625,000 shares of the Company’s common stock. As of December 28, 2012, stock options had been issued under the Stock Compensation Plan to acquire 488,038 shares of the Company’s common stock.

The Stock Compensation Plan and the associated outstanding stock options were terminated in connection with the Merger. This resulted in a charge of $1,616 during Predecessor 2013. The Company had not adopted any new stock option plans as of December 27, 2013.

Under the terms of the Stock Compensation Plan, nonqualified stock options were priced at or above the fair market value of the Company’s stock on the date of the grant. Typically, nonqualified stock options granted under the Stock Compensation Plan vested in twenty percent increments starting on the initial grant date and on each anniversary thereafter for four years and expired on the tenth anniversary of the grant date.

The Company adopted the fair value method of recording stock-based compensation expense in accordance with ASC 817—Stock Compensation, with the Company’s initial offering of employee stock options. During Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recognized pre-tax stock compensation expense of $2,400, $1,558 and $1,876, respectively. As of Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company had $0, $2,832 and $4,397 of total unrecognized compensation cost, respectively, related to nonvested share-based compensation arrangements granted under the Stock Compensation Plan. This cost recognized as stock-based compensation expense over a weighted-average period of 1.7 years in 2012 and 2.4 years in 2011. This expected cost did not include the impact of any future stock-based compensation awards.

The fair value of stock options were determined on the date of grant using the Black-Scholes option-pricing model that uses various assumptions noted in the following table. Expected volatility was based on historical volatility of similar entities within the beverage services industry that are public entities and other factors. The Company used the simplified method to estimate the expected term of the options. The expected term of the stock options granted represented the period of time that options were expected to be outstanding. The risk-free rate was based on U.S. Treasury yields for the expected term of the options.

	Successor	Predecessor
	2013	2013	2012	2011
Risk-free interest rate (average)	NA	3.1%	3.1%	3.1%
Volatility	NA	80.0%	80.0%	80.0%
Dividend yield	NA	0.0%	0.0%	0.0%
Lives of options	NA	6.5 years	6.5 years	6.5 years

There were no options granted under the Plan during Successor 2013, Predecessor 2013 or Predecessor 2012. As of Predecessor 2013, the Company had $0 of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Stock Compensation Plan. The following table depicts the number of shares outstanding, weighted average exercise price, weighted average remaining life, and the weighted average grant-date fair value:

Predecessor	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs.)	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 31, 2010	277,773	$48.76	6.48	$28.62	$—
Granted	225,000	24.81		17.93
Forfeited or canceled	(12,424)	50.07		29.53

Outstanding at December 30, 2011	490,349	37.74	7.21	23.69	$—
Forfeited or canceled	(5,400)	41.08		24.72

Outstanding at December 28, 2012	484,949	37.70	6.19	23.68	—
Forfeited or canceled	(484,949)	37.70		23.68

Outstanding at August 30, 2013	—	$—	—	$—	$—

Exercisable at August 30, 2013	—	$—	—	$—	$—

The grant date fair value of the options granted during the year ended December 30, 2011 was $3,467. During Predecessor 2012, the Company did not repurchase vested options from terminated employees.

18.	Business Segment and Geographic Information

The “management approach” has been used to present the following segment information. This approach is based upon the way the management of the Company organizes segments within an enterprise for making operating decisions and assessing performance. Financial information is reported on the basis that it is used internally by the chief operating decision maker (the “CODM”) for evaluating segment performance and deciding how to allocate resources to segments. The Company’s chief executive officer has been identified as the CODM.

The Company has two operating segments and reportable segments, which are presented below:

•	Direct-to-Consumer Services consist of sales of products and equipment rental income from the Company’s Home and Office Delivery (“HOD”) of bottled water services, OCS and filtration services. The Company sells bottled water, brewed beverages and ancillary products, and rents water dispensers, brewed beverage equipment and filtration equipment to residential and commercial customers. Direct-to-Consumer Services are provided through the Company’s national network of sales and distribution facilities, vehicles and routes.

•	Retail Services consist of sales of the Company’s nonreturnable branded and private label one and two and a half-gallon high-density polyethylene (“HDPE”) bottles, as well as branded polyethylene terephthalate (“PET”) bottles, to major retailers. These products are distributed to retailers in 46 states.

These operating segments were determined based on the nature of our sales channels. The measures that are used to assess the reportable segment’s operating performance are revenues and gross profit (excluding depreciation expense). A measure of assets is not applicable, as segment assets are not regularly reviewed by the CODM for evaluating performance or allocating resources. The table below presents information about the Company’s reportable segments for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011
Net revenue
Direct-to-Consumer Services	$260,403	$541,491	$745,059	$628,014
Retail Services	37,834	85,868	149,492	137,209

Total revenue	298,237	627,359	894,551	765,223

Segment gross profit (excluding depreciation expense)
Direct-to-Consumer Services	196,150	406,897	562,619	492,557
Retail Services	2,931	7,324	13,025	10,683

Total reportable segment gross profit (excluding depreciation expense)	199,081	414,221	575,644	503,240
Expenses not allocated to the reportable segments	216,820	453,779	617,751	527,970

(Loss) income before income taxes	$(17,739)	$(39,558)	$(42,107)	$(24,730)

Expenses not specifically related to the reportable segments are shown separately in the above reconciliation to consolidated income (loss) before income taxes. Expenses not allocated to the reportable segments are comprised of freight charges, variable manufacturing costs, depreciation & amortization, compensation, other corporate support related costs, interest expense and other, net costs.

For Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, no customer represented more than 10% of the Company’s total revenues. The Company does not earn revenues or have long-lived assets located in foreign countries. In accordance with GAAP enterprise-wide disclosure requirements, the Company’s net revenues from external customers by main product lines are as follows:

	Successor	Predecessor
	2013	2013	2012	2011
Water Delivery Service Returnable (5G/3G)	$129,964	$270,932	$376,476	$362,935
Water Delivery Service Small Pack (PET/HDPE)	61,088	137,799	224,113	206,262
Coffee & Break room supplies	53,503	107,985	139,073	58,155
Filtration	7,892	14,797	19,581	12,703
Rental Equipment (Water dispensers/brewers)	25,474	51,296	75,933	73,990
Other	20,316	44,550	59,375	51,178

	$298,237	$627,359	$894,551	$765,223

A measure of assets is not applicable, as segment assets are not regularly reviewed by the chief operating decision maker for evaluating performance and allocating resources to the segments. The Company’s Other revenues from external customers include energy surcharge fees, finance and termination fees and the sale of three- and five-gallon polycarbonate bottles.

19.	Supplemental Cash Flow Disclosure

Supplemental Disclosure of Cash Flow Information

Cash paid for interest during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $22,927, $60,897, $46,184 and $21,845, respectively.

Cash (received) paid for income tax during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $(652), $490, ($783) and ($5,693), respectively.

Capital expenditures included in the Company’s Accounts payables during Successor 2013 and Predecessor 2013 were $1,278, and $2,839, respectively.

Supplemental Disclosure of Noncash Financing Activities

During 2012, the Company converted $432,641 of debt on the DSSG Group Note to Participating Preferred Stock (additional paid in capital preferred stock) in the amount of $432,600 and preferred stock of $41.

20.	Preferred Stock

On April 20, 2012, the Company authorized and issued 4,137,846 shares of preferred stock (“Preferred Stock”), with a par value of $0.01 per share, at an Original Issue Price of $104.56, in exchange for $432,641. The Preferred Stock had a liquidation preference equal to $104.56 per share, subject to anti-dilution adjustments, plus accrued but unpaid dividends. The Preferred Stock had equal voting rights with the common stock and were eligible to receive cumulative preferential distributions of 15% annually when authorized by the Board of Directors of the Company. Dividends earned but not declared or paid as of December 27, 2013 and December 28, 2012 were $0 and $44,928, respectively. During the Predecessor period, the cumulative preferred dividends on the Preferred Stock have been presented as a reduction of income available to common shareholders on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The Preferred Stock was convertible upon either a qualifying initial public offering (“IPO”) or a change of control transaction. Upon a qualifying IPO, the Preferred Stock was mandatorily convertible into common shares on a 1:1 conversion ratio. In addition to converting into common shares, the Preferred Stock entitled a holder to receive an amount in cash equal to the liquidation preference. Upon a change of control transaction, the Preferred Stock could have been, upon selection of the holder, converted to common shares and received the liquidation preference payment in cash or treated the event as a deemed liquidation. In the event of an involuntary liquidation or deemed liquidation, the Preferred Stock would have been entitled to the liquidation preference which would have been paid out before the common shares. Because the Preferred Stock was contingently redeemable upon a change of control, the shares are presented outside of permanent equity on the accompanying consolidated balance sheets.

At December 27, 2013, there were no preferred stock shares issued and outstanding as the shares were redeemed in conjunction with the Merger. At December 28, 2012, the number of preferred stock shares issued and outstanding was 4,137,846.

21.	Condensed Financial Information of Parent Company

The Company has no material assets or standalone operations other than its direct ownership of the shares of DSSH.

The Senior Facilities and the indenture governing the Notes restrict the Company’s ability to obtain funds from its subsidiaries through dividends, loans or advances. Accordingly, this condensed financial information has been presented on a “Parent-only” basis. Under a Parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting.

The following tables present the financial position of the Company as of December 27, 2013 and December 28, 2012, and the results of operations for the periods of Successor 2013, Predecessor 2013, fiscal year ended December 28, 2012, and fiscal year ended December 30, 2011.

DSS Group Inc.

Condensed Balance Sheet

	Successor 2013	Predecessor 2012
Assets
Investments in DS Services Holdings, Inc. and subsidiaries	$250,057	$—
Deferred tax assets	—	31,123
Other assets	—	83

Total assets	$250,057	$31,206

Liabilities and Shareholders’ Equity Current Liabilities
Accumulated losses of DS Services Holdings, Inc. and subsidiaries in excess of investment	$—	$27,531
Deferred tax liabilities	—	2,566

Total current liabilities	—	30,097

Payable to affiliate	—	8,335

Total liabilities	—	38,432

Preferred stock; $0.01 par value; 1,000,000 authorized shares as of December 27, 2013 and 4,137,846 authorized shares as of December 28, 2012; 0 shares issued and outstanding as of December 27, 2013 and 4,137,846 shares issued and outstanding as of December 28, 2012	—	432,641
Shareholders’ equity (deficit)
Total shareholders’ equity (deficit)	250,057	(439,867)

Total liabilities, preferred stock and shareholders’ equity (deficit)	$250,057	$31,206

DSS Group Inc.

Condensed Statements of Net Loss and Comprehensive Loss

	Successor	Predecessor
	2013	2013	2012	2011
Selling, general and administrative	$—	$—	$—	$1,175

Operating loss	—	—	—	(1,175)

Other income (expense)
Interest expense	—	—	(34,120)	(56,270)
Other, net	—	(1,589)	(6,409)	—
Equity in net income (loss) from investment in DS Services Holdings, Inc. and subsidiaries	(10,922)	(23,830)	(1,229)	21,055

Other income (expense)	(10,922)	(25,419)	(41,758)	(35,215)

Loss before taxes	(10,922)	(25,419)	(41,758)	(36,390)

Income tax expense (benefit)	—	13,114	(1,073)	(21,489)

Net loss	(10,922)	(38,533)	(40,685)	(14,901)
Other comprehensive (loss) income, net of tax
Less: Cumulative dividend on Preferred Stock	0	43,680	44,982	0

Net loss attributable to common shareholders	$(10,922)	$(82,213)	$(85,613)	$(14,901)

Net (loss)	$(10,922)	$(38,533)	$(40,685)	$(14,901)
Change in periodic pension and other postretirement costs, net of tax expense (benefits) of $180, $449, ($103) and ($709)	281	711	(243)	(1,092)

Comprehensive loss	$(10,641)	$(37,822)	$(40,928)	$(15,993)

DSS Group Inc.

Condensed Statements of Cash Flows

	Successor	Predecessor
	2013	2013	2012	2011
Cash flows from operating activities
Net cash provided by (used in) operating activities	$—	$(2,260)	$(7,308)	$2,180

Cash flows from investing activities
Investment in DS Services Holdings, Inc. and subsidiaries	(260,698)	—	—	—

Net cash used in investing activities	(260,698)	—	—	—

Cash flows from financing activities
Equity contribution	260,698	—	—	—
Due (to) from affiliate	—	2,260	6,121	(1,806)

	Successor	Predecessor
	2013	2013	2012	2011
Preferred stock issuance	—	—	41	—

Net cash provided by (used in) financing activities	260,698	2,260	6,162	(1,806)

Net increase (decrease) in cash and cash equivalents	—	—	(1,146)	374
Cash and cash equivalents
Beginning of year	—	—	1,146	772

End of year	$—	$—	$—	$1,146

At December 27, 2013, restricted net assets of the Company’s consolidated subsidiaries approximated $230.1 million. During Successor 2013, Predecessor 2013 and Predecessor 2012, the Company’s consolidated subsidiaries did not pay any cash dividends to the Company.

22.	Subsequent Event

The Company has evaluated all activity through August 29, 2014, the date these financial statements was available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in these financial statements.